EXHIBIT 10.14

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 7th day of September, 2000 (the "Effective Date"), by and between INTERNATIONAL ASSETS HOLDING CORPORATION, a Delaware corporation (the "Company"), and William C. Dennis, Jr. (the "Executive").

                                 R E C I T A L S

         A. The Company, directly or through its subsidiaries, operates a financial services company, including a full-service securities brokerage firm specializing in global investing, a registered investment advisor providing clients with investment advisory services, and other securities businesses servicing its clients.

         B. The Executive shall be, pursuant to the terms of this Agreement, the President and Chief Operating Officer of the Company, and may hold such offices in its subsidiaries as may be appropriate for the conduct of its business.

         C. The Company is a publicly held entity, having previously offered shares of the Company's common stock pursuant to a registration statement, and continues to file reports as to the Company's business.

         D. The Board of Directors of the Company (the "Board") considers it essential to the best interests of the Company that the Executive remain with the Company after the completion of the present term of his employment.

         E. In order to induce the Executive to accept permanent employment with the Company following the conclusion of his temporary employment by the Company, the Company desires to enter into this Agreement with the Executive.

         F. The Executive desires to continue in the employ of the Company, and agrees to commence permanent employment by the Company, and in furtherance thereof agrees to be bound by the covenants herein.

         NOW THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter, the Company and the Executive agree as follows:

         1. Recitals. All of the above recitals are true and correct.

         2. Term. The term of this Agreement shall be for a period of two years commencing on the Effective Date, subject, however, to prior termination as herein provided. Thereafter, this Agreement may be extended by the mutual written agreement of the Company and the Executive.

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         3. Duties. During the period of employment (except as otherwise agreed by the Executive), the Executive will be employed as the President and Chief Operating Officer of the Company and shall have powers and duties as may from time to time be delegated to the Executive by the Board. The Executive shall report to the Chairman of the Board of Directors of the Company. The Executive shall devote substantially all of the Executive's business time to the affairs of the Company.

         4. Indemnification. The Company agrees to defend, indemnify and hold harmless the Executive ("Indemnified Party") for acts in his capacity as Executive to the fullest extent permitted by Delaware corporate law at the present time (or as such right of indemnity may be increased in the future). The Company agrees to reimburse the Indemnified Party on a monthly basis for any cost of defending any action or investigation (including reasonable attorneys' fees and expenses) subject to an undertaking from the Indemnified Party to repay the Company if the Indemnified Party is determined not to be entitled to such indemnity by a court of competent jurisdiction.

         5. Compensation and Related Matters.

                  (a) Basic Salary. As a compensation for the duties to be performed by the Executive hereunder, the Company will pay the Executive a base salary at an annual rate of $250,000 per fiscal year of the Company through September 30, 2001, and such annual salary shall thereafter increase effective as of the first day of each succeeding fiscal year commencing after September 30, 2001 by the greater of (i) the change in the consumer price index during the last completed fiscal year, or (ii) such other amount as the Board in its discretion determines to be appropriate. The Executive's base salary shall be payable in accordance with the customary payroll practices of the company as in effect from time to time during the period of employment.

                  (b) Bonus Plan.

                           (i) In addition to the base salary, the Executive
shall be entitled to additional compensation in an amount equal to a percentage of the adjusted consolidated pre-tax earnings of the Company (including its subsidiaries) for each fiscal year which ends during the term hereof.

                           (ii) For purposes of this Section 5(b), the
"consolidated pre-tax earnings of the Company" shall be determined by the independent public accountants then regularly servicing the Company, in accordance with generally accepted accounting principles, consistently applied, based on the audited consolidated financial statements of the Company for such fiscal year, which determination shall be binding on the parties hereto.

                           (iii) The consolidated Return on Equity (ROE)
percentage shall be calculated by dividing the audited fiscal year end net income of the Company by the Average Shareholders Equity. The Average Shareholders Equity for each fiscal year shall be determined by averaging the shareholders' equity reported in the audited financial statements of the Company as of the beginning and the end of that fiscal year.

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                           (iv) The executive bonus percentage for a fiscal year
shall be calculated by applying the consolidated ROE percentage for that year to the consolidated pre-tax earnings as adjusted before the deduction for officers bonus expense and as adjusted for certain financial transactions pursuant to
Section 5(b)(ii). The executive bonus percentage shall be subject to a minimum of 5% and a maximum of 15% of adjusted consolidated pre-tax earnings of the Company. Notwithstanding the foregoing, however, in no event shall the Executive's bonus be less than $150,000 during the first year of employment.

                           (v) Such compensation shall be determined and paid
within 60 days after delivery by the Company's independent accountants of the audited consolidated financial statements of the Company for such fiscal year.

                  (c) Stock Options.

                           (i) The Executive shall be eligible to participate in
the Stock Option Plan (the "Plan") and shall be considered by the Company's Board or the Compensation Committee to receive grants of options thereunder at the same times as consideration shall be given by the Board or such committee to the grants of stock options generally to senior executive officers of the Company. If the Plan shall be terminated or if no options remain available for grant thereunder, the Executive shall be entitled to participate in such other incentive program as the Company may substitute for the Plan for its senior executive officers.

                           (ii) By a separate instrument dated April 27, 2000,
that was executed in connection with previous temporary employment of the Executive by the Company, the Company agreed to grant to the Executive certain qualified stock options to acquire shares of the Company's common stock at a price equal to the closing bid price of the Company's stock as quoted on NASDAQ as of April 27, 2000. Upon the execution of this Agreement, the terms of such previous instrument are incorporated herein by agreement of the parties and are subsumed into this Agreement, except as modified by the terms of Section 5(c)(iii). The Executive has previously been advised that, under applicable requirements of the law, incentive stock options generally cannot be exercised more than three months after the termination of employment with the Company.

                           (iii) The Company has agreed to grant to the
Executive options to acquire 75,000 shares of the Company's common stock at an exercise price of $5.187 per share (the closing bid price of the Company's common stock on NASDAQ as of April 27, 2000). All options shall be for a term of ten years from and after the date on which an option is both vested and exercisable. Under the terms of the issuance: (a) options for the purchase of twenty-five thousand shares vested on October 1, 2000, (b) options for an additional twenty-five thousand shares shall vest on October 1, 2001, and (c) options for another twenty-five thousand shares shall vest on October 1, 2002. The Executive has agreed that the vesting, and the exercise, of the options is conditioned on the continued employment of the Executive on the date of such vesting or exercise. The Company has further agreed that options which have vested in the Executive may be

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exercised by the Executive on or after the dates, and up to the specified amounts, as set forth in the following table:

---------------------------------------- ---------------------------------------
            EXERCISE DATE                    MAY EXERCISE TO ACQUIRE SHARES
                                                        TOTALING
---------------------------------------- ---------------------------------------
           October 1, 2000                               19,275
---------------------------------------- ---------------------------------------
           October 1, 2001                               19,275
---------------------------------------- ---------------------------------------
           October 1, 2002                               19,275
---------------------------------------- ---------------------------------------
           October 1, 2003                               17,175
---------------------------------------- ---------------------------------------

                           (iv) The Company has also undertaken to the Executive
that it will seek authority to increase the number of shares available for issuance under its incentive stock option plan at the annual stockholder's meeting to be held in 2001. Subject to the Company obtaining such approval, the Board of Directors of the Company will grant to the Executive following the receipt of such approval, qualified stock options evidenced by a separate instrument that will permit the Executive to acquire an additional 25,000 shares of the Company's common stock at a price equal to the closing bid price of the Company's stock as quoted on NASDAQ on the date of grant. Such instrument shall provide that such 25,000 options shall vest on the second anniversary of the date of grant. To the extent such options are vested, they shall be exercisable based on a schedule that shall preserve their status as qualified stock options.

                           (v) Notwithstanding anything to the contrary
contained in this Agreement, all options hereunder shall become fully vested and non-forfeitable in the event that the Executive is terminated by the Company without cause, in the event of the Executive's death or disability, or if a change in control of the Company occurs. To the extent that any options can no longer be treated as qualified options pursuant to the Internal Revenue Code of 1986, as amended, then all such options shall be immediately exercisable to the extent vested.

                  (d) Additional Compensation. The Company may award additional bonuses to the Executive from time to time in amounts as determined by the Board or a committee of the Board.

                  (e) Reimbursement of Expenses. During the term of this Agreement, the Company shall promptly pay or reimburse the Executive for all reasonable business expenses actually incurred or paid by the Executive in the performance of his services hereunder (including annual membership dues in connection with the Executive's affiliations with any organizations or clubs) in accordance with the policies and procedures of the Company for the reimbursement of business expenses of its senior executive officers, provided that the Executive properly accounts therefor in accordance with Company policy.

                  (f) Benefits. The Company shall, at its sole cost, and expense, provide life insurance, medical insurance, disability insurance, retirement and other benefits comparable to those provided by comparable companies to their senior executive officers.

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                  (g) Automobile. During the term of this Agreement, the Company shall furnish the Executive, without cost to him, a Company-owned or leased automobile, of year type, and model to be agreed upon between the Company and the Executive, or provide Executive with a monthly car allowance in the amount of $600.00.

         6. Vacation, Days Off. The Executive may take a maximum of 4 weeks vacation, at times to be determined in the manner most convenient for the business of the Company. In addition, the Executive may take time off at such times as may be determined by the Board to attend such meetings and postgraduate courses as may comply with regulatory and licensing requirements of the businesses conducted by the Company, or which otherwise directly advance the interests of the Company. The Company may, in its discretion, reimburse the Executive for some or all of the expenses incurred to register for or attend such training courses.

         7. Termination Provisions

                  (a) Termination

                           (i) The Executive's employment hereunder shall
automatically terminate (A) upon the Executive's death or Disability (as hereinafter defined); (B) upon written notice by the Company for "Cause" (as hereinafter defined); or (C) upon 30 days written notice by either party.

                           (ii) For purposes of this Agreement, "Disability"
shall have the same meaning as that term has under a disability policy maintained for the Executive by the Company. If no such policy exists, or if payment of benefits under the policy is not conditioned on meeting such a definition, then "Disability" shall mean that the Executive is unable to perform his duties hereunder on a full-time basis for three consecutive months after reasonable accommodation by the Company.

                           (iii) For purposes of this Agreement, the Company
shall have "Cause" to terminate the Executive's employment hereunder upon (A) the willful failure by the Executive to substantially perform the Executive's duties (other than any such failure resulting by the Executive's Disability) and continuance of such failure for more than 30 days after the Company notifies the Executive in writing of the Executive's failure to perform; (B) the engaging by the Executive in willful misconduct which is injurious to the Company; (C) the conviction of the Executive in a court of proper jurisdiction of a crime which constitutes a felony in respect of the conduct of the business of the Company; or (D) a finding by the National Association of Securities Dealers, Inc. (the "NASD"), another self-regulatory body of competent jurisdiction (the "SRO"), or U.S. Securities and Exchange Commission (the "SEC") that the Executive personally violated its rules or regulations, and such finding or penalty therefor restricts the Executive's ability to perform his obligations under this Agreement. Notwithstanding the foregoing, the Executive shall not be deemed to have personally violated roles or regulations of the NASD, an SRO, or the SEC, if a finding or penalty imposed is based upon a finding that the Executive did not adequately supervise such employee, but was not otherwise a party to the acts constituting the misconduct by such other person.

Further, the Executive shall not be deemed to have been terminated for Cause unless and until there has been delivered to the Executive notice that a resolution has been duly adopted by the Board which finds that the Company has "Cause" to terminate the Executive as contemplated in this Section 7(a), provided, that the Executive is terminated for Cause upon conviction of a felony as identified in clause (C) above, and upon the revocation of any license required under applicable law for the conduct of the business of the Company by the Executive.

                  (b) Compensation Upon Termination. If either (i) the Company shall terminate the employment of the Executive for Cause pursuant to the provisions of Section 7(a) hereof, or (ii) the Executive shall resign (other than as a result of the violation of this Agreement by the Company), then the Company shall pay the Executive 100% of the compensation set forth in Section 5 hereof for 30 days following the date of the termination of employment. If the Company shall terminate the employment of the Executive without Cause or the Executive resigns as a result of a breach by the Company of its obligations to the Executive, whether set forth herein or otherwise, then the Company shall pay the Executive 100% of the compensation set forth in Section 5 hereof for the remaining term of the Agreement.

         8. Nondisclosure and Noncompetition.

         During the period of employment hereunder and for a period of one year after termination of this Agreement (for whatever reason), the Executive shall not, without the written consent of the Board or a person authorized thereby, disclose to any person, information, knowledge or data which is not theretofore publicly known and in the public domain, and obtained by the Executive while in the employ of the Company (which for purposes of this Section 8 shall include the Company or any of its subsidiaries), respecting information about the Company, or of any products, improvements, designs or styles, customers, methods of distribution, sales, prices, profits, costs, contracts, suppliers, business prospects, business methods, techniques, research, trade secrets, or know-how of the Company, except as the Executive may, in good faith, reasonably believe to be for the Company's benefit. Notwithstanding the foregoing, for a period of one year following the termination of employment hereunder, the Executive may disclose any information, knowledge or data of the type described to the extent required by law in connection with any judicial or administrative proceeding or inquiry.

         In addition to the foregoing and in the interest of protecting the Company's trade secrets, during the term of this Agreement and for a period of one year after termination of this Agreement for any reason, the Executive shall not, without the written consent of the Board or a person authorized thereby, directly or indirectly, do any business with respect to, or solicit any business similar to the business of the Company from, any of the Company's customers, clients, or accounts without the consent of the Company. In addition, Executive shall not directly, or through any company of which Executive is an officer, employee, or more than 5% owner, hire any employee of the Company, or attempt to solicit any employee of, or independent contractor used by, the Company to leave the service of the Company.

         Executive agrees that the restrictions of this Section 8 are reasonable as to time, area, subject matter and otherwise due to the confidential nature of the information and trade secrets of the Company, and the unique role and substantial compensation of the Executive. The Executive acknowledges that he entered into the covenants imposed by this Section 8 in connection with a prior employment agreement, and that such restrictions are continued without interruption under this Agreement. The covenants contained in this Section 8 shall survive the termination of the Executive's employment pursuant to this Agreement. The foregoing provisions of this Section 8 shall be binding upon the Executive's heirs, successors and legal representative.

         9. Repurchase of Stock. It is agreed that within fifteen days following the termination of this Agreement by virtue of the death or Disability of the Executive; or by action of the Company other than for Cause; or at the time of the resignation of the Executive as a result of a breach by the Company of its obligations under this Agreement, then the Executive may give notice to the Company (a "Section 9 Notice") that the Company shall repurchase from the Executive a specified number of shares of stock of the Company then owned by the Executive. For the purpose of this determination, shares which arc not vested in the Executive, and shares which are the subject of options which have not been exercised by the Executive, shall not be deemed to be shares "then owned by the Executive."

         The giving of such notice shall constitute a revocable offer of such shares to the Company. Upon the receipt of a Section 9 Notice, the Company shall be obligated to purchase on or about the first business day of each of the next twenty months thereafter, a number of shares equal to five percent of the number of shares identified in the notice given hereunder, to the extent such shares are tendered for delivery to the Company, and to the extent that such purchase may be made under applicable law. If the Executive shall fail to tender in any month the number of shares which the Company is obligated to purchase during such month, then the offer to the Company of such number of shares (but not other shares covered by the Section 9 Notice during future months), shall be deemed to have been waived.

         In the event that a change in control of the Company occurs, or is proposed to occur, during the period the Company is obligated to purchase shares pursuant to this Section 9, then the duty of the Company to acquire from the Executive any shares covered in the Executive's Section 9 Notice is hereby accelerated, and such purchase (including full payment for such shares) must be completed on or before the date of a proposed change of control, or within twenty days after a change of control which occurs other than with the cooperation of the Company. If the Executive would be entitled to deliver a
Section 9 Notice to the Company in connection with events arising from a proposed change of control event involving the Company, then such Section 9 Notice may provide for the offer and purchase of such shares concurrently with the triggering change of control event.

         Each purchase of shares under this Section 9 shall be made at current market price per share of the stock in effect at the time such purchase are made. The Company shall not be obligated to purchase any shares, and the Executive is not empowered to offer his shares to the Company pursuant to this provision upon the expiration of this Agreement by the passage of time.

         10. Tax Returns. During the term of this Agreement, the Company shall promptly pay or reimburse the Executive for all costs and expenses associated with the preparation of the Executive's personal income tax returns. The Executive represents and warrants that he will file all tax returns he is required by law to file, as and when due on the original due date or a lawfully extended filing date.

         11. Other Directorships. The Company acknowledges and understands that the Executive may be offered the opportunity to sit on the Board of Directors of other public and private companies not in competition with the Company and its affiliates. The Executive agrees that he will not accept any appointment to another Board without the prior written consent of the Company, which consent shall not be unreasonably withheld. The Company may determine that the Executive shall not serve as a director, officer, or in any other position with an entity that does not maintain liability insurance in an amount deemed to be adequate by the Company. The Company agrees that the Executive shall be entitled to any fees or salary received for his participation on the Boards of Directors of such companies.

         12. Attorneys' Fees. In the event a proceeding is brought to enforce or interpret any part of this Agreement or the rights or obligations or any party to this Agreement, the prevailing party shall be entitled to recover as an element of such party's costs of suit, through all appeals, and not as damages, reasonable attorneys' fees and paralegal's fees to be fixed by the arbitrator(s) or court. The prevailing party shall be the party who is entitled to recover his costs of suit or proceeding whether or not the action proceeds to final judgment. A party not entitled to recover his costs shall not recover attorneys' fees.

         13. Successors and Assigns. This Agreement and the benefits hereunder are personal to the Company and are not assignable or transferable by the Executive without the written consent of the Company. The services to be performed by the Executive hereunder may not be assigned by the Company, without the written consent of the Executive, to any person, firm, corporation or other entity, with the exception of a parent or subsidiary of the Company. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Company and the Executive and the Executive's heirs and legal representatives, and the Company's successors and permitted assigns.

         14. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to the application of principles of conflict of laws.

         15. Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by certified mail, return receipt requested, postage prepaid, to the parties to this Agreement shall specify by notice to the other:

             If to the Company:    International Assets Holding Corporation
                                   Suite 200
                                   250 Park Avenue South
                                   Winter Park, Florida 32789

                With a copy to:    Steven M. Felsenstein, Esq.,
                                   Greenberg, Traurig LLP
                                   2050 One Commerce Square
                                   Philadelphia, Pennsylvania 19103

           If to the Executive:    Mr. William C. Dennis, Jr.
                                   Ocala, FL

All notices and communications shall be deemed to have been received on the date of delivery or on the third business day after the mailing thereof.

         16. Modification: Waiver. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Board or a person authorized thereby, and is agreed to in a writing signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at the time of any breach by the other party hereto of any condition or provision of this Agreement, or compliance therewith, by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time, or at any prior or subsequent time.

         17. Complete Understanding. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement supercedes all prior agreements and understandings between the Company and the Executive concerning his employment by the Company as well as his compensation, including stock options, in connection therewith.

         18. Headings. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

         19. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and if any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

         20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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         21. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Orlando, Florida, in accordance with the rules of the American Arbitration Association then in effect.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                          COMPANY:

                                          INTERNATIONAL ASSETS HOLDING
                                          CORPORATION, a Delaware corporation

                                          By: /s/ Diego J. Veitia
                                          Name: Diego J. Veitia
                                          Title: Chairman and CEO


                                          EXECUTIVE:

                                          /s/ William C. Dennis
                                          -----------------------------------
                                          William C. Dennis, Jr.